EXHIBIT 10.1

        [Form of Deferred Compensation Agreement with Outside Directors]


[Date]


[Name]
[Address]

Dear [Name]:


You have indicated your election to defer receipt of certain amounts which will otherwise become payable to you by The Estee Lauder Companies Inc. (the "Company") during calendar [insert year], in connection with your service on the Board of Directors of the Company and certain Committees of that Board. This letter sets forth the terms of the deferral facility.

1. This agreement shall cover all amounts otherwise payable to you in cash by the Company in connection with your service during calendar [year] as a member of the Board of Directors of the Company, and meeting and chairmanship fees otherwise payable in connection with your service on certain Committees of that Board during such year (the "Deferred Payments"). Deferred Payments shall not include the in-kind grant of share certificates equal in value to $10,000 payable as part of the retainer fee during 1997, nor reimbursement for expenses incurred in connection with your Company activities.

 2. The Company shall establish a Deferred Payment Account in your name, and shall credit to such Account the amount of $10,000 as of February 15, May 15 and August 15, 1997. [Additionally, the Company shall credit to the Deferred Payment Account [the amount of $3,000 as of February 15, [year] representing your annual fee as Chairman of the [name of] Committee, and] additional amounts of $1,000 as of the date of each meeting of the [insert name(s) of committees on which the director serves] during the calendar year].

3 (a). Amounts accrued from time to time in the Deferred Payment Account shall additionally be credited with interest, compounded annually, as of December 31, [first year of participation] and each December 31 thereafter until all Deferred Payments and accrued interest credited to the Deferred Payment Account shall have been paid in accordance with the terms of this letter agreement. Appropriate pro-ration shall be made for part year interest credits.

(b). The rate of interest credited from time to time pursuant to this paragraph 3 shall be the Citibank base rate in effect as of the date of such credit.

4. Subject to the terms of paragraph 5, below, the amounts credited to the Deferred Payment Account shall be paid in a lump sum, as of the earlier to occur of the first January 1st after the last date of your service as a member of the Board of Directors of the Company, or January 1, [year].

5. In the event of your death prior to the payment to you of all amounts then credited to the Deferred Payment Account, amounts then unpaid, including interest as set out at paragraph 3, above, from the preceding December 31 to the date of payment, shall be paid to your executor or administrator within ninety days of the date of your death.

6. Nothing in this letter agreement shall be deemed to create a trust or segregated asset account of any nature, and no money or other thing of value shall be separately held by the Company in connection with its obligation to make Deferred Payments hereunder. The attempt by any person to anticipate, hypothecate or otherwise receive value in respect of such obligation prior to the date scheduled for the payment of Deferred Payments under the terms of this letter agreement shall be null and void and of no force or effect.



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Please indicate your acknowledgment of and agreement to all of the foregoing by signing the enclosed copy of this letter and returning it to the undersigned prior to December 31, [insert year prior to year deferrals are to be made].



                                              Very truly yours,

                                              THE ESTEE LAUDER COMPANIES INC.

                                              by:_____________________________
                                                 [Name]
                                                 [Title]

ACKNOWLEDGED AND AGREED TO:


-------------------------------
            [Name]
date:____________________________